EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and any amendments to it with respect to Common Stock, $0.001 par value per share, of Mirati Therapeutics, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to those joint filings. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: October 30, 2020

BOXER CAPITAL, LLC

By:	/s/ Aaron I. Davis
Name:	Aaron I. Davis
Title:	Chief Executive Officer

BOXER ASSET MANAGEMENT INC.

By:	/s/ Jason Callender
Name:	Jason Callender
Title:	Director

BRASLYN LTD.

By:	/s/ Jason Callender
Name:	Jason Callender
Title:	Director

MVA INVESTORS, LLC

By:	/s/ Aaron I. Davis
Name:	Aaron I. Davis
Title:	Authorized Signatory

LOCKEND FIVE, LLC

By:	/s/ Greg Miller
Name:	Greg Miller
Title:	Manager

JOSEPH C. LEWIS

By:	/s/ Joseph C. Lewis
Joseph C. Lewis, Individually

IVAN M. LIEBERBURG

By:	/s/ Christopher Fuglesang
Christopher Fuglesang, Attorney-in-Fact*

AARON I. DAVIS

By:	/s/ Aaron I. Davis
Aaron I. Davis, Individually

SHEHAN B. DISSANAYAKE

By:	/s/ Shehan B. Dissanayake
Shehan B. Dissanayake, Individually

CHRISTOPHER FUGLESANG

By:	/s/ Christopher Fuglesang
Christopher Fuglesang, Individually